PROSPECTUS SUPPLEMENT No. 2 (TO PROSPECTUS DATED MAY 7, 2007)	Filed Pursuant to Rule 424(b)(3) File No. 333-141472
IDM PHARMA, INC.
5,349,563 SHARES OF COMMON STOCK

     This prospectus supplement No. 2 further supplements and amends the prospectus dated May 7, 2007, as supplemented by the prospectus supplement No. 1 dated May 21, 2007, which are together referred to herein as the Prior Prospectus, relating to the resale from time to time of up to 5,349,563 shares of our common stock by the selling stockholders named in the Prior Prospectus and the selling stockholders’ donees, pledgees or successors, which includes 4,566,995 shares of common stock of IDM Pharma, Inc. and 782,568 shares of common stock of IDM Pharma, Inc. issuable upon the exercise of warrants.
     This prospectus supplement should be read in conjunction with the Prior Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prior Prospectus.
     We are filing this prospectus supplement to reflect the transfer by each of Alta BioPharma Partners, L.P., IDM Chase Partners (Alta Bio), LLC and Alta Embarcadero BioPharma Partners, LLC of certain warrants and the shares registered for such entities that are issuable upon exercise of such warrants, pursuant to the Prior Prospectus, effective December 8, 2008, to OTA LLC. This prospectus supplement does not impact any other selling stockholders set forth in the table appearing under the caption “Selling Stockholders” on pages 16 and 19 of the prospectus dated May 7, 2007, as such table has been amended and supplemented by the prospectus supplement No. 1 dated May 21, 2007, which together we refer to herein as the Selling Stockholder Table.
The Selling Stockholder Table is hereby amended and supplemented by (i) deleting the references therein to Alta BioPharma Partners, L.P., IDM Chase Partners (Alta Bio), LLC and Alta Embarcadero BioPharma Partners, LLC and the shares held by such entities as well as the contents of footnotes (2) through (4) and by (ii) adding the stockholder identified in the table below and the related footnotes set forth below. For purposes of this prospectus supplement, the applicable percentage of ownership in the table below is based upon (x) an aggregate of 25,247,978 shares of our common stock issued and outstanding as of December 8, 2008 and (2) the 782,568 shares of common stock issuable to selling stockholders upon exercise of warrants.

Shares
	Number of Shares		Beneficially
	Beneficially	Number of	Owned After
	Owned Prior to	Shares Being	Offering
Selling Stockholders	Offering (1)	Offered	Number	Percent

OTA LLC(19)	0	60,681	0	*

*	Less than 1%.

(1)	For purposes of this prospectus supplement, “Prior to the Offering” means as of December 8, 2008 and prior to the offering by the selling stockholder of the securities registered under this prospectus supplement for resale.

(19)	Ira M. Leventhal serves as a Senior Managing Director of OTA LLC and has voting and investment power with respect to the securities held by OTA LLC.

     Information regarding selling stockholders is based on information provided by or on behalf of the selling stockholders, and may change over time. Any changed information will be set forth in further prospectus supplements and/or amendments.
     Investing in our common stock or the notes involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 3 of the prospectus dated May 7, 2007, as well as the section entitled “Risk Factors” included in our recent quarterly and annual reports filed with the Securities and Exchange Commission.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement is February 6, 2009.